Exhibit 10.61

RESTRICTED STOCK AWARD AGREEMENT FOR

PATH 1 NETWORK TECHNOLOGIES INC. UNDER THE

2000 STOCK OPTION/STOCK ISSUANCE PLAN

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) entered into as of the 23th day of October, 2003, by and between Path 1 Network Technologies Inc., a Delaware corporation (the “Company”), and David Carnevale (herein referred to as the “Participant”);

W I T N E S S E T H:

WHEREAS, the Participant serves as VP Marketing for the Company;

WHEREAS, Company, through the Compensation Committee of the Board of Directors, has determined that it desires to maintain for Participant an incentive package to retain Participant as a key executive;

WHEREAS, the Company has previously adopted the Path 1 Network Technologies 2000 STOCK OPTION/STOCK ISSUANCE PLAN, as amended (the “Plan”);

WHEREAS, pursuant to the Plan, the Company has awarded the Participant shares of common stock under the Plan subject to the terms and conditions of this Agreement;

WHEREAS, Company has determined that it is in its best interests to provide Participant with a restricted stock award as is more fully set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows (all capitalized terms used herein, unless otherwise defined, have the meaning ascribed to such terms as set forth in the Plan):

1. The Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below).

2. Grant of Award. The Company hereby grants to the Participant an award (the “Award”) of Twenty-five Thousand (25,000) shares of Company common stock, par value $0.001 (the “Stock”), on the terms and conditions set forth herein and in the Plan. In exchange, Participant hereby forever surrenders to Company all rights to the 52,902 vested and unvested options previously issued to Participant pursuant to the 2000 Stock Option/Stock Issuance Plan.

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3. Terms of Award.

    (a) Escrow of Shares. A certificate representing the shares of Stock subject to the Award (the “Restricted Stock”) shall be issued in the name of the Participant and shall be escrowed with the Secretary of the Company (the “Escrow Agent”) subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.

    (b) Vesting. One-half of the shares of Restricted Stock will vest based on the Participant’s continuous employment with the Company through September 30, 2004. The remaining one-half of the shares of Restricted Stock will vest over four (4) quarterly installments based on the Participant’s continuous employment with the Company from the period January 1, 2005 through January 1, 2006. In the event the Participant’s employment with the Company is terminated by reason of (i) death, (ii) disability, (iii) without “Cause”, or (iv) by the Participant voluntarily for “Good Reason”, then all remaining shares of Restricted Stock that have not yet been vested shall immediately vest. Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed Vested Stock. Should any vesting date occur on a day during a “quiet period”, where Participant would be restricted from trading Company shares, then the vesting date shall be deemed to occur two weeks immediately preceding the date on which vesting would have otherwise occurred hereunder.

    (c) Voting Rights and Dividends. The Participant shall have all of the voting rights attributable to the shares of Restricted Stock issued to him. Cash dividends declared and paid by the Company with respect to the shares of Restricted Stock shall be paid to the Participant.

    (d) Vested Stock—Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the certificates representing such Stock and the Secretary of the Company shall deliver to the Participant certificates representing such Vested Stock free and clear of all restrictions.

    (e) Forfeiture. In the event the Participant’s employment with the Company is terminated for any reason other than (i) death, (ii) disability, (iii) without Cause, or (iv) by the Participant for Good Reason prior to all shares of Restricted Stock becoming Vested Stock, then, all remaining shares of Restricted Stock which have not yet been vested shall be absolutely forfeited and the Participant shall have no further interest therein of any kind whatsoever.

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4. Change of Control.

    (a) Upon a Change of Control, all Restricted Stock shall immediately become Vested Stock and the Company shall deliver to the Participant certificates representing the Vested Stock free and clear of all restrictions. The Company shall pay to the Participant a Gross-Up Payment determined to cover the cost of any income taxes imposed on the vested stock as a result of vesting pursuant to a Change in Control; provided however, that such Gross-Up payment shall be made only if the Participant has not been terminated for Cause as defined in Section 5, or has not voluntarily terminated for Good Reason as defined in Section 6. The Company may elect to pay to Participant that number of shares as would be required to match the Gross-Up Payment, calculated based on the closing market price of the Company’s stock on the date the restrictions on the Restricted Stock lapse.

    (b) “Change of Control” means the occurrence in a single transaction or a series of related transactions of any one or more of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger, reverse merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, reverse merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity or more than fifty percent (50%) of the combined voting power of the parent of the surviving entity in such merger, reverse merger, consolidation or similar transaction; (iii) any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) who or that becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, reverse merger, consolidation or similar transaction; or (iv) the stockholders of the Company approve, or the Board of Directors approves, a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur.

5. Cause. “Cause” shall mean the occurrence of any one or more of the following: (i) participant’s conviction of, or plea of no contest with respect to, any felony involving fraud, dishonesty or moral turpitude; (ii) participant’s participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; (iii) participant’s intentional violation of any contract or agreement or direct order between participant and the Company or any statutory duty participant owes to the Company; or (iv) participant’s conduct that constitutes gross insubordination, incompetence, or habitual neglect of duties; provided, however, that the action or conduct

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continues after the Company has provided participant with written notice thereof and the fifteen (15) days to cure the same.

6. Good Reason. Voluntary termination for “good reason” shall mean that Participant voluntarily terminates employment with the Company after any of the following is undertaken by the Company without Participant’s written consent: (a) the assignment to Participant of any duties or responsibilities that results in a significant diminution in Participant’s function as in effect immediately prior to the effective date of any Change of Control; or (b) a material change in Participant’s title or reporting relationships as in effect immediately prior to the effective date of the Change of Control.

7. Legends. The shares of Stock that are the subject of the Award shall be subject to the following legend:

“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THE 2000 STOCK OPTION/STOCK ISSUANCE PLAN. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF PATH 1 NETWORK TECHNOLOGIES INC.”

8. Stock Powers and the Beneficiary. The Participant hereby agrees to execute and deliver to the Secretary of the Company a stock power (endorsed in blank) in the form of Exhibit B hereto covering his Award and authorizes the Secretary to deliver to the Company any and all shares of Restricted Stock that are forfeited under the provisions of this Agreement, together with such stock power.

9. Non-transferability of Award. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, encumber or charge any shares of Restricted Stock or any interest therein in any manner whatsoever before they vest.

10. Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in writing.

11. Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except as may be limited by the Plan and (ii) governed and construed under the laws of the State of California, without regard to its conflicts of laws provisions.

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12. Withholding. The Company and the Participant shall comply with all federal and state laws and regulations, if any, respecting the withholding, deposit and payment of any income, employment or other taxes relating to the Award.

13. Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

14. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

15. No Amendments. This Agreement constitutes the complete agreement of the parties, and supersedes all prior agreements, oral or written. This Agreement may not be amended except in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Path 1 Network Technologies Inc. (a Delaware corporation)

By:	/s/ Fred Cary

Its:	Chairman & CEO

Date:	10-23-04

Participant

/s/ David Carnevale

David Carnevale

Date:	10-23-03

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Exhibit B

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED,                                          , an individual, hereby irrevocably assigns and conveys to                                          ,                                           AND NO/100 (                ) shares of the Common Stock of Path 1 Network Technologies Inc., a Delaware corporation, $0.01 par value, and appoints                                           as attorney to transfer such shares on the books of such corporation.

DATED

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